Exhibit 10.3

2005 LINE OF CREDIT LOAN AGREEMENT

THIS 2005 LINE OF CREDIT LOAN AGREEMENT (this “Agreement” or “Loan Agreement”) is made effective this 31st day of May 2005, by and between DNA Dreamfields Company, LLC, an Ohio limited liability company (the “Borrower”) and Dakota Growers Pasta Company, Inc., a North Dakota corporation (the “Lender”).

Borrower desires that Lender lend Borrower the sum of up to Five Million and no/100 Dollars ($5,000,000.00) (the “Loan”).  In connection with the Loan, the Borrower will execute and deliver for the Lender’s benefit:  (i) a Promissory Note, dated of even date; (ii) this Loan Agreement; and (iii) a LLC Unit Pledge Agreement signed by each owner of an equity interest in the Borrower; and (iv) any other documents necessary to document and secure the Loan.  All the documents listed in (i)-(iv) above, shall be collectively referred to as the “Loan Documents”.

This Agreement sets forth certain additional obligations undertaken by Borrower to induce Lender to make the Loan.

ACCORDINGLY, to induce Lender to make the Loan to Borrower, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower hereby represents, warrants and agrees for the benefit of Lender that:

1.                                       THE LOAN.  Provided that there is no Event of Default and subject to the conditions set forth hereinafter (including, without limitations, the conditions set forth in Section 2 hereof), Lender agrees to lend to the Borrower from time to time an aggregate amount not to exceed Five Million Dollars ($5,000,000.00).  Such amounts shall be advanced by Lender to Borrower as requested in writing by Borrower.  Subject to the terms and conditions of this Agreement, amounts borrowed hereunder may be repaid and reborrowed from time to time.  The Loan shall be evidenced by the Promissory Note of the Borrower which will be made payable to the order of the Lender.  The maximum principal amount of the Loan shall be FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00).  Interest at the annual rate determined in accordance with Schedule 1 hereto shall accrue on amount of the Loan then outstanding until such amounts are paid in full.  Interest shall be payable on the thirtieth day of each month.  The Loan shall be payable in full on May 31, 2010; provided, however, that payment of the principal amounts outstanding from time to time shall commence upon the earlier to occur of a) ten (10) months after the date of the first advance from the Lender to the Borrower pursuant to this Loan Agreement and the associated Promissory Note and b) the principal amount outstanding under this Loan Agreement and the associated Promissory Note equals the maximum loan amount of Five Million Dollars ($5,000,000).  The date of the earlier event to occur of a) or b) above shall be referred to as the “Principal Reduction Date”.    Commencing thirty (30) days after the end of the calendar month in which the Principal Reduction Date occurred and continuing each month thereafter while any principal amounts remain outstanding hereunder, the Borrower shall pay to the Lender an amount equal to the “Net Income” of Borrower as determined pursuant to generally accepted accounting principles with respect to a particular calendar month less any cash or other reserve established by the Borrower pursuant to the decision of the “Managing Member” (as defined in the Borrower’s Amended and Restated Operating Agreement).

Whenever the Borrower desires that the Lender make an advance, the Borrower shall provide notice to the Lender, setting forth the date on which the proposed advance will be made and the aggregate principal amount of such proposed advance.

Each request for an advance under the Loan shall be deemed a representation and warranty by the Borrower that on the advance date and after giving effect to the advance, the applicable conditions specified in Section 2 below have been and will be satisfied.

If the Promissory Note is not paid in full on the Maturity Date (or the date as extended), payments received shall be applied first against costs of collection and late fees, if any, then to accrued interest, and then to unpaid principal.

For purposes of this Agreement, a “Material Adverse Effect” shall mean either (1) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower or (ii) a material adverse effect on the ability of the Borrower to perform or comply with in any material respect any term or condition of any of the Loan Documents or avoid any Event of Default.

2.                                       CONDITIONS PRECEDENT.  The obligations of the Lender hereunder and the obligation of the Lender to make advances to Borrower of the Loan is subject to the satisfaction of the following conditions:

(a)                                  The Lender shall have received the following:

(i)                       a Promissory Note in the form of Exhibit A hereto (the “Promissory Note”), duly executed by the Borrower;

(ii)                    a copy of the resolution of the Board of Managers of the Borrower authorizing the execution, delivery and performance by the Borrower of this Agreement and each of the Loan Documents applicable to the Borrower;

(iii)                 a LLC Unit Pledge Agreement in the form of Exhibit B hereto (the “LLC Unit Pledge Agreement”);

(iv)                With each request for an advance, a compliance certificate as described in Section 24.

(b)                                 The representations and warranties of Borrower contained herein, and in each other Loan Document, shall be true and correct in all material respects on and as of each advance date, with the same force and effect as if made on such date.

(c)                                  No Event of Default shall exist on any advance date or will exist after giving effect to the advance under the Loan made on such date.

(d)                                 No event, change, or development has occurred which has had or that could reasonably be expected to result in a Material Adverse Effect on Borrower after the date hereof.

3.                                       REPRESENTATIONS AND WARRANTIES.  The Borrower represents and warrants to Lender that:

(a)                                  Organizational Status/Corporate Powers/Qualification.  Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio. Borrower has all the necessary power to own its property and to carry on its business as now conducted.  The Borrower is duly qualified and authorized to do business and is in good standing in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(b)                                 Authorization of Borrowing/Validity of Loan Documents.   The Borrower is duly authorized and empowered to execute, deliver and perform all Loan Documents applicable to the Borrower and to borrow money from Lender. The execution and delivery of all Loan Documents applicable to the Borrower, and the performance by Borrower of its obligations thereunder, do not and will not violate or conflict with any provision of law, regulation or rule, any order, judgment, injunction, decree or other restriction of any court or other agency of government, or organizational documents of Borrower and do not or will not violate or conflict with, or cause any default or event of default to occur under, any agreement to which the Borrower is a party or by which it or any of its properties is bound, or result in the creation or imposition of any lien upon any of the properties or assets of the Borrower other than liens in favor of the Lender.  The execution and delivery of all Loan Documents applicable to the Borrower have been duly approved by all necessary action of the Board of Managers of Borrower; and all Loan Documents applicable to the Borrower have in fact been duly executed and delivered by Borrower and constitute its lawful and binding obligations, legally enforceable against it in accordance with their respective terms (subject, as to enforceability, to limitations resulting from bankruptcy, insolvency and other similar laws affecting creditors’ rights generally).

(c)                                  No Usury.  The transaction evidenced by this Agreement does not violate any applicable law pertaining to usury or the payment of interest on loans.

(d)                                 No Prohibitions.  No officer, employee or agent of, or consultant to Borrower is prohibited by law, by regulation, by contract, or by the terms of any license, franchise, permit, certificate, approval or consent from participating in the business of Borrower as officer, employee or agent of, or as consultant to, Borrower or is the subject of any pending or, to Borrower’s best knowledge based upon reasonable inquiry, threatened proceeding which, if determined adversely, would or could result in such a prohibition.

(e)                                  Consents and Approvals.  The execution, delivery and performance of the Loan Documents by the Borrower are not and will not be subject to the approval or consent of, or to any requirement of registration with or notification to, any federal, state or local regulatory body, administrative agency or other person.

(f)                                    Financial Statements.  All financial statements, as of the dates of such statements, of the Borrower heretofore furnished to the Lender are complete and correct in all material respects and fairly present the financial condition, operating results and cash flows of the Borrower, as of and for the period ended on said dates, and have been prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied (except for the absence of notes and subject to immaterial year-end audit adjustments as to the interim statements).  Since the date of the most recent set of financial statements delivered by the Borrower to the Lender, there has been no event, change or development that has had or that could reasonably be expected to result in a Material Adverse Effect.

(g)                                 Litigation.  There is no action, suit or proceeding at law or in equity pending or, to the knowledge of Borrower, threatened against or affecting the Borrower, or any basis therefor, which, if adversely determined:  (i) could have or reasonably be expected to result in a Material Adverse Effect or would question the validity or enforceability of any of the Loan Documents or any instrument, document, or other agreement related hereto or required hereby; or (ii) would impair the ability of the Borrower to perform its obligations under the Loan Documents applicable to the Borrower.

(h)                                 Liabilities.  The Borrower has no material liabilities and, to the best of its knowledge, has no material contingent liabilities, except as reflected or expressly reserved against in the financial statements referred to in Section 3(f) above and except liabilities, obligations, commitments and losses incurred after March 31, 2005 in the ordinary course of business, which, in both cases, have not had or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(i)                                     Title to Properties and Assets; Liens.  The Borrower has good and marketable title to its properties and assets, and holds a valid leasehold interest with respect to the property and assets it leases, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) the lien created by this Agreement, (ii) those resulting from taxes that have not yet become delinquent, (iii) liens and encumbrances that do not materially detract from the value of the property subject thereto or materially impair the operations of the Borrower and (iv) those that have otherwise arisen in the ordinary course of business.

(j)                                     Patents and Trademarks.  All U.S. and foreign patents and patent applications, and U.S. and foreign trademarks and service marks and applications therefor, owned by, assigned to or licensed to the Borrower are valid.  The Borrower owns or has a valid right to use all patents, trademarks, service marks, trade names, copyrights, trade secrets, information and other proprietary rights and processes (collectively, the “Intellectual Property Rights”) necessary for its business as now conducted and as proposed to be conducted.  The Borrower has not received a written notice that the Intellectual Property Rights used by the Borrower violates or infringes upon the rights of any person.  To the knowledge of the Borrower, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of the Intellectual Property Rights.

(k)                                  Tax Returns and Payments.  The Borrower has filed all tax returns (federal, state and local) required to be filed by it.  All taxes shown to be due and payable on such returns, any assessments imposed, and, to the Borrower’s knowledge, all other taxes due and payable by the Borrower have been paid or will be paid prior to the time they become delinquent.  The Borrower has not been advised (i) that any of its returns, federal, state or other, have been or are being audited as of the date hereof or (ii) of any deficiency in assessment or proposed judgment to its federal, state or other taxes.  The Borrower has no knowledge of any liability of any tax to be imposed upon the properties or assets of the Borrower as of the date of this Agreement that is not adequately provided for.

(l)                                     Insurance.  The Borrower has insurance relating to its business and covering property, fire, casualty, liability, workers’ compensation and all other forms of insurance customarily obtained by businesses in the same industry.  Such insurance (i) is in full force and effect, (ii) insures against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated and (iii) provides adequate insurance coverage for the activities of the Borrower.

(m)                               True and Correct Information.  All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower’s request for the Loan are true and correct in all material respects and do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and, as to projections or valuations, present a good faith opinion as to such projections and valuations.

(n)                                 Agreements.  The Borrower is not in default under or in violation of any agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived.)

4.                                       AFFIRMATIVE COVENANTS.  In addition to the covenants and agreements of the Borrower set forth and contained in the Loan Documents applicable to the Borrower and the documents related thereto, the Borrower hereby covenants and agrees to and with the Lender that, so long as the Promissory Note remains unpaid, the Borrower will:

(a)                                  Conduct of Business.  Preserve all of the rights, privileges and franchises necessary or desirable in the normal conduct of its business; conduct its business in an orderly, efficient and regular manner; and keep all of the assets and properties necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)                                 Inspections/Books and Records.  At all times keep proper books of record and accounts for itself and its operations thereon, in which full and correct entries will be made of its transactions, business and affairs, pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles.  Upon 24 hours oral or written request of the Lender, the Borrower shall provide any duly authorized representative of the Lender access during normal business hours to, and permit such representative to reasonably examine, copy or make extracts from, any and all books, records and documents in the Borrower’s possession or control relating to any of the representations or covenants of the Borrower hereunder or in the Loan Documents applicable to the Borrower (such access to be given immediately upon request in the case of any emergency or a material change in financial or other condition of the Borrower).  Lender shall maintain the confidentiality of such books, records, and documents, except for disclosure to Lender’s accountants and lawyers, except as may be necessary to enforce Lender’s rights hereunder or under the Loan Documents applicable to the Borrower, and except for information that is generally available to the public.

(c)                                  Change in Nature of Business.  Not make any material change in the nature of the business of the Borrower as carried on at the date hereof or as contemplated at the date hereof as previously disclosed in writing to Lender.

(d)                                 Collection of Proceeds.  Cooperate with Lender in obtaining for Lender the benefits of any proceeds lawfully or equitably payable to it in connection with the transaction contemplated hereby and the collection of any indebtedness or obligation of Borrower to Lender incurred hereunder.

(e)                                  Expenses.  Reimburse Lender, as provided in Section 8 hereof.  The obligations of Borrower under this Section 4(e) shall survive the repayment of the Promissory Note and the Loan.

5.                                       NEGATIVE COVENANTS.  Borrower covenants and agrees that, without the prior consent of Lender, and so long as the Promissory Note remains unpaid, it will not:

(a)                                  No Merger.  Consolidate or merge with any other entity where the Borrower is not the surviving entity of such consolidation or merger or where the Borrower’s shareholders immediately preceding a consolidation or merger do not hold at least a majority of the total voting power of the outstanding voting securities of the surviving or continuing entity immediately following such consolidation or merger;

or sell, transfer or otherwise dispose of all or any material portion of its assets and properties to any other entity (whether in one or a series of transactions); or

(b)                                 No Substantial Changes in Business.  Substantially alter the nature of the business in which it is engaged as of the date hereof, or engage in any line of business substantially different from the current business; or

(c)                                  No Defaults.  Permit any material breach, default or event of default to occur under any note, loan agreement, indenture, lease mortgage, contract for deed, security agreement, depository agreement, or other contractual obligation binding upon Borrower which is not cured within the applicable cure provisions thereof and which material breach, default or event of default has a Material Adverse Effect on the Borrower.

(d)                                 No Dividends and Distributions.  Declare or make any dividend, distribution or payment of any nature (whether in cash, securities or other property) on account of or in respect of any shares of capital stock (or warrants, options or rights therefor), including any payment on account of the purchase, redemption or acquisition of any shares of capital stock (or warrants, options or rights therefor).

(e)                                  No Indebtedness.  Incur, create, issue, assume or suffer to exist any Indebtedness that ranks equal or senior in right of payment of the Promissory Note without the prior written consent of the Lender.

(f)                                    Indebtedness Ratio.  Permit the Borrower’s “Indebtedness Ratio” (as defined below), to be greater than: 2.0 as of December 31, 2005; 1.5 as of September 30, 2006; and 1.25 as of June 30, 2007.   (Each such date is referred to herein as a “Measuring Date”.)    For purposes of this subpart (f), the Borrower’s Indebtedness Ratio shall mean the result obtained by dividing:  i) the Borrower’s Indebtedness exclusive of any amounts payable by the Borrower to trade creditors and any amounts payable with respect to short-term account accruals and adjustments as of the applicable Measuring Date by ii) the Borrower’s income during the twelve (12) calendar months preceding the applicable Measuring Date, determined without regard to the interest paid or accrued by the Borrower during such twelve (12) month period and the advertising costs paid or accrued by the Borrower during such period.

(g)                                 Definitions Relating to Covenants.  For purposes of this Agreement, the following terms relating to the covenants shall have the meanings specified in this Section 5(g):

“Capitalized Lease”:  A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations”:  As to any person, the obligations of such person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Contingent Obligation”:  With respect to any person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Indebtedness”: With respect to any person at the time of any determination, without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon such person’s balance sheet as liabilities, but in any event including: (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations upon which interest charges are customarily paid or accrued, (d) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (e) obligations for the deferred purchase price of property or services, (f) obligations secured by any Lien on property owned or acquired subject thereto, whether or not the obligation secured thereby has been assumed and whether or not the obligation secured is the obligation of the owner or another party, (g) Capitalized Lease Obligations and Contingent Obligations; (i) net liabilities under any interest rate swap, collar or other interest rate hedging agreement, and (j) all obligations of any partnership or joint venture in which Borrower is or may become personally liable.

“Lien”:  With respect to any person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such person, now owned or hereafter acquired, whether arising by agreement or operation of law.

6.                                       EVENTS OF DEFAULT.  Each of the following occurrences shall constitute an Event of Default under this Agreement and the Promissory Note (herein called an “Event of Default”):

(a)                                  Borrower shall fail to pay when due any payment of principal or interest on the Promissory Note, or any other obligation required to be made by Borrower pursuant to this Agreement or any other Loan Document applicable to the Borrower (the

“Obligations”) when due, and such failure shall continue through ten (10) days after the Lender gives written notice of such default to the Borrower; or

(b)                                 Borrower shall fail to observe or perform any other covenant, agreement or provision contained in this Agreement, the Promissory Note, or under any other assignment, conveyance, instrument or agreement now in effect or hereafter made between Borrower and Lender, and such failure shall continue for thirty (30) days after the date the Lender gives notice of such failure to the Borrower.

(c)                                  Any representations or warranties made by Borrower in this Agreement, or in any other assignment, conveyance, instrument or agreement, or in any financial statements, or reports or certificates heretofore or at any time hereafter submitted by or on behalf of Borrower to Lender, shall prove to have been false or materially misleading when made or at any later date during the term of this Loan; or

(d)                                 Payment of any material indebtedness of Borrower, other than the obligations under this Agreement, shall be demanded prior to its stated maturity date or the maturity of any such indebtedness shall be accelerated or any condition or circumstance shall have occurred which permits any creditor of the Borrower, acting individually or with the consent of other creditors, to accelerate the maturity of any such indebtedness and such payment by the Borrower or acceleration of such indebtedness by a creditor has or will have a Material Adverse Effect on the financial condition of Borrower; or

(e)                                  Borrower shall become insolvent or fail to pay its debts as they become due, shall make an assignment for the benefit of its creditors or shall admit in writing its inability to pay its debts as they become due; any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy law or insolvency law shall be instituted by or against the Borrower; or the Borrower shall have a custodian, trustee or receiver appointed for Borrower or for a substantial part of the property thereof and such custodian, trustee or receiver shall not be discharged within thirty (30) days of the appointment; or

(f)                                    Borrower shall be dissolved, liquidated or wound up or shall fail to maintain its corporate existence in good standing (excepting, however, reorganizations, consolidations and/or mergers into or with affiliates owned by, owning or under common control of or with such entity or into the parent of such entity, provided the succeeding organization assumes and accepts such entity’s obligations hereunder); or

(g)                                 If a garnishment summons or writ of attachment is issued against or served upon the Lender for the attachment of any property of the Borrower in the Lender’s possession or any indebtedness owing to the Borrower, unless appropriate papers are filed by Borrower contesting the same within 30 days after the date of such service or such shorter period of time as may be reasonable in the circumstances; or

(h)                                 Any judgment or court order (whether or not final) shall be filed or entered against Borrower, which if adversely determined, could substantially impair the ability of Borrower to perform each and every one of its obligations under and by virtue of the Loan Documents applicable to the Borrower; or

(i)                                     Upon the occurrence of a Material Adverse Effect; or

(j)                                     The Pledgor shall be in default of any term or provision of the LLC Unit Pledge Agreement, and such default shall not be cured within ten (10) days after written notice from the Lender to the Pledgor; or

Upon the occurrence of an Event of Default, the Lender shall be under no further obligation to make advances hereunder, and the Lender may from time to time do any of the following, without any duty to pursue or exercise any rights and remedies under the LLC Unit Pledge Agreement:

(a)                                  Declare the outstanding principal balance of the Promissory Note and accrued and unpaid interest thereon to be immediately due and payable, and the same shall thereupon be immediately due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

(b)                                 Charge interest on any amounts outstanding as of the date of the Event of Default at a rate equal to the “Default Interest Rate” defined on Schedule 1 to this Agreement, from the date of such Event of Default until all such amounts have been paid in full.

(c)                                  Exercise and enforce any and all rights and remedies available under this Agreement or the other Loan Documents, at law, in equity or otherwise.

7.                                       INDEMNIFICATION.  The Borrower agrees to reimburse, indemnify and hold harmless the Lender, its officers, agents and employees (each, and “Indemnitee”), against any and all losses, claims, damages, liabilities, cost and expenses (including amounts paid in settlement, court costs, and reasonable attorneys’ fee and costs of investigation and defense) which may at any time be asserted against or incurred by any such Indemnitee as a result of, or arising out of, or in any way related to, this Agreement or any of the other Loan Documents, any transaction contemplated hereby or thereby, or any transaction financed, directly or indirectly, with the proceeds of any Loan.  The provisions of this Section 7 shall survive the payment of the Promissory Note and the Loan.

8.                                       FEES/TAXES/ATTORNEYS FEES.  The Borrower shall reimburse the Lender, upon demand, for all costs and expenses, including without limitation reasonable attorney’s fees, paid or incurred by the Lender arising from or in connection with (a) the preparation, negotiation and execution of the Loan Documents, (b) any amendments, modifications, waivers or consents requested by the Borrower (whether or not ultimately granted or entered into) to this Agreement or any of the other Loan Documents and (c) the preservation and enforcement by the Lender of the rights or remedies of the Lender hereunder or under any of the other Loan Documents, including without limitation costs and expenses relating to (i) the protection of the Lender’s security interest in the Collateral, (ii) the protection, collection, sale, taking possession of or realization on, any Collateral, (iii) the collection or enforcement of any outstanding Loan and (iv) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the other Loan Documents.

The Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter reasonably determined by the Lender to be payable in connection with the Loan Documents applicable to the Borrower, or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and the Borrower agrees to save the Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.  All such expenses, taxes or attorney’s fees shall be payable to the Lender on demand.  The obligations of Borrower under this Section 8 shall survive the repayment of the Promissory Note and Loan.

9.                                       ENTIRE AGREEMENT.  This Agreement and the other Loan Documents applicable to the Borrower embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter hereof and thereof.  This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

10.                                 MARSHALING; PAYMENTS SET ASIDE.  The Lender shall be under no obligation to marshal any assets in favor of the Borrower or any other person or against or in payment of the Loan and other indebtedness of the Borrower to the Lender.  To the extent that the Borrower makes a payment or payments to the Lender or the Lender exercises its right of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

11.                                 ADDRESSES FOR NOTICES.  All notices to be given by any party to the others hereunder shall be in writing and deemed to have been given:  (i) on the day of delivery if hand delivered; (ii) on the day of delivery if sent via overnight courier; (iii) three days after the postmarked date if mailed postage prepaid, certified or registered; or (iv) on the date of transmission if such communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) addressed to the address of such party as follows:

IF TO THE LENDER:	Dakota Growers Pasta Company, Inc.
One Pasta Avenue
Carrington, ND 58421-2500
Attention: Chief Executive Officer
Facsimile: (701) 652- 3552

With a copy to:
Lindquist & Vennum P.L.L.P.
80 South 8th Street, Suite 4200
Minneapolis, MN 55402
Attention: Ronald D. McFall, Esq.
Facsimile: (612) 672-3777

IF TO THE BORROWER:	DNA Dreamfields Company, LLC
14 West Park Place
Oxford, OH 45056
Attention: Mike Crowley

12.                                 AMENDMENTS.  This Agreement and the Loan Documents applicable to the Borrower may not be amended or modified, nor may any of their terms (including, without limitation, terms affecting the maturity of or rate of interest on the Promissory Note) be modified or waived, except by written instruments signed by the Lender and the Borrower.

13.                                 TIME OF ESSENCE.  Time is of the essence in the performance of this Agreement.

14.                                 BINDING EFFECT AND ASSIGNMENT/THIRD PARTY BENEFICIARY.  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and permitted assigns, except that Borrower may not transfer or assign its rights or delegate its obligations hereunder without the prior written consent of the Lender.  The Borrower hereby acknowledges and agrees that the Lender may transfer or assign this Loan Agreement and the Promissory Note and the assignee shall have, and is hereby granted, all of the same rights and benefits as granted to Lender hereunder and under the Promissory Note and all other Loan Documents applicable to the Borrower.  If the Lender makes any assignment to an assignee, then upon notice to the Borrower such assignee, to the extent of such assignment, shall become a “Lender” hereunder and the Lender shall be released from its duties and obligations under this Agreement to the extent of such assignment.

15.                                 WAIVERS.  No waiver by the Lender of any right, remedy or Event of Default hereunder shall operate as a waiver of any other right, remedy, or Event of Default or of the same right, remedy or Event of Default on any other occasion.  No delay on the part of the Lender in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude, other or future exercise thereof or the exercise of any other right or remedy.

16.                                 REMEDIES CUMULATIVE.  The rights and remedies herein specified of the parties hereto are cumulative and not exclusive of any rights or remedies that the parties hereto would otherwise have at law or in equity or by statute.

17.                                 GOVERNING LAW.  This Agreement shall be construed in accordance with the laws of the State of North Dakota, without regard to the principles of conflicts of law thereby.

18.                                 COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.

19.                                 RELATIONSHIP OF PARTIES.  The Lender shall not, by reason of any provision of any of the Loan Documents, be deemed to be, a joint venturer with or partner or agent of the Borrower and the execution of the Loan Documents shall not be deemed to amend or modify the provisions of the Borrower’s Amended and Restated Operating Agreement.

20.                                 FURTHER ASSURANCES.  Borrower will promptly cure any defects in the creation, execution and delivery of this Agreement.  Borrower, at its expense, will promptly execute and deliver to Lender upon request all such other and further documents, agreements and instruments in compliance with or accomplish of the covenants and agreements of Borrower in this Agreement or in any related document or to make any records, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith.

21.                                 NOTICE OF CHANGE IN LOCATION.  Borrower shall promptly notify Lender of any change in location of Borrower’s principal places of business or the offices where it keeps its records concerning accounts and contract rights.

22.                                 SURVIVAL OF AGREEMENTS.  All representations and warranties of Borrower herein, and all covenants and agreements shall survive the execution of this Agreement and the funding of the Loan, but shall terminate upon full repayment of all Obligations to Lender, provided, however, that the obligations of the Borrower under Section 7 and Section 8 shall survive payment in full of the Loan.

23.                                 RENEWAL OR EXTENSION.  All provisions of this Agreement relating to the Promissory Note and the related documents shall apply with equal force and effect to each and all promissory notes or related documents hereinafter executed which in whole or in part represent a renewal, extension for any period, increase or rearrangement of any part of the Promissory Note or such related documents.

24.                                 COMPLIANCE CERTIFICATE.  With each request for an advance, the Borrower agrees to provide to Lender a certificate of the President of the Borrower, dated as of the advance date, in substantially the form hereto as Exhibit C stating:  (i) no Event of Default has occurred and is continuing on such advance date or after giving effect to the advance requested to be made on such date under any of the Loan Documents applicable to the Borrower or any event which with the giving of the notice or the passage of time would constitute an Event of Default under any the Loan Documents applicable to the Borrower, other than Events of Default previously reported and remedied and, if so, stating in reasonable detail the facts with respect to such Event of Default; (ii) that the Borrower is in compliance with each of the covenants set forth in Sections 4 and 5 of this Agreement; and (iii) that the representations and warranties of Borrower contained in this

Agreement and in the other Loan Documents are true and correct in all material respects on and as of any advance date, both before and after giving effect to the advance requested to be made on such date.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, this Loan Agreement has been duly executed and delivered by the proper officers thereunto duly authorized on the day and year first above written.

DNA DREAMFIELDS COMPANY, LLC		DAKOTA GROWERS PASTA COMPANY, INC.

By	/s/ Mike Crowley	By:	/s/ Timothy J. Dodd
Its:	President	Its:	President, Chief Executive Officer

SCHEDULE 1

CALCULATION OF INTEREST RATE

Interest shall begin to accrue on the date any amounts are advanced to the Borrower by the Lender pursuant to this Loan Agreement and, unless another rate of interest is becomes applicable pursuant to this Schedule 1, shall accrue at an annual rate equal to the thirty (30) day LIBOR rate as of the date of this Loan Agreement plus 8.0 percent per annum.

After each calendar quarter during the term of this Loan Agreement and based on the financial results achieved by the Borrower during the then-most recently ended calendar quarter (the “Measuring Quarter”), the Lender and the Borrower shall adjust the interest rate applicable to amounts outstanding during the calendar quarter following the Measuring Quarter as follows:

A.                                   If, during the Measuring Quarter, the Borrower’s “Adjusted Income” (as defined below) shall exceed $2.0 million, the interest rate applicable during the following quarter shall be the then-current LIBOR thirty (30) day rate as adjusted from time to time during the applicable quarter (the “then-current LIBOR rate”) plus 7.5% percent per annum.

B.                                     If, during the Measuring Quarter, the Borrower’s “Adjusted Income” shall exceed $2.4 million, the interest rate applicable during the following quarter shall be the then-current LIBOR rate plus 7.0% percent per annum.

C.                                     If, during the Measuring Quarter, the Borrower’s “Adjusted Income” shall exceed $2.8 million, the interest rate applicable during the following quarter shall be the then-current LIBOR rate plus 6.5% percent per annum.

D.                                    If, during the Measuring Quarter, the Borrower’s “Adjusted Income” shall exceed $3.2 million, the interest rate applicable during the following quarter shall be the then-current LIBOR rate plus 6.0% percent per annum.

E.                                      If, during the Measuring Quarter, the Borrower’s “Adjusted Income” shall exceed $3.6 million, the interest rate applicable during the following quarter shall be the then-current LIBOR rate plus 5.5% percent per annum.

F.                                      If, during the Measuring Quarter, the Borrower’s “Adjusted Income” shall exceed $4.0 million, the interest rate applicable during the following quarter shall be the then-current LIBOR rate plus 5.0% percent per annum.

For purposes of this Agreement, “Adjusted Income” shall mean the Borrower’s income during the twelve (12) calendar months preceding the end of the applicable Measuring Quarter, determined without regard to the interest paid or accrued by the Borrower during such twelve (12) month period and the advertising costs paid or accrued by the Borrower during such period.

For purposes of this Agreement, the phrase “Default Interest Rate” shall mean an annual rate of interest equal to (a) interest determined in accordance with the other provisions of this Schedule 1 plus (b) two percent (2%) per annum.

EXHIBIT A

FORM OF PROMISSORY NOTE

(See Exhibit 10.4 to Form 8-K dated June 27, 2005)

EXHIBIT B

FORM OF LLC UNIT PLEDGE AGREEMENT

(See Exhibit 10.5 to Form 8-K dated June 27, 2005)

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

DATED            , 200

I, the President of DNA Dreamfields Company, LLC (“the Borrower”), do hereby provide this Compliance Certificate in connection with that certain 2005 Line of Credit Loan Agreement dated May 31, 2005 (“the Loan Agreement”) by and between the Borrower and Dakota Growers Pasta Company, Inc.

I certify that as of the date hereof:

(1)                                  Each of the representations and warranties contained in Paragraph 3 of the Loan Agreement are true and correct as of the date hereof.

(2)                                  The Borrower is in compliance with each of the covenants contained in Paragraphs 4 and 5 of the Loan Agreement.

(3)                                  No Event of Default has occurred and is continuing under any of the Loan Documents, or would constitute an Event of Default under the Loan Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

By:

Its: President